Exhibit 2.1(b)
                                        5/30/97 8-K

[F&M Bancorporation letterhead]

May 8, 1997

Mr. William L. Adamany
Executive Vice President
Prairie City Bank
300 E. Blackhawk Avenue
P.O. Box 338
Prairie Du Chien WI 53821

Dear Mr. Adamany:

The following describes what I believe is our understanding of our purchase agreement with Wisconsin Bancorp. Inc. and the affiliation between Prairie City Bank and F&M Bancorporation based on closing prior to June 5, 1997.

The shareholders of Wisconsin Bancorp. Inc. will receive:

1.   575,000 shares of F&M stock (pre 10% stock dividend)

2. $319,700 cash for preferred stock, plus accrued dividends of approximately $27,300

3. $31,000 of F&M stock for estimated federal tax accrual in excess of amount due

4. $2,607,000 cash for debt to shareholders, plus accrued interest of $28,200

5. $100,000 in F&M stock to reflect the equity in excess of $11,500,000, which reflects the income of $225,000 projected for April and May 1997.

Bill, please call me to discuss.

Sincerely,

F&M BANCORPORATION, INC.

 /s/ Gail E. Janssen

Gail E. Janssen
Chairman and CEO